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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE  CONTACTS: MARK BORMAN -- INVESTOR RELATIONS, 952.946.3338
                                 ROB CLARK -- PUBLIC RELATIONS, 952.914.6355
                                 CONFERENCE CALL: TODAY AT 8:30 AM EST
                                                  (DETAILS IN RELEASE)
                                 PHOTOS AVAILABLE AT WWW.ADC.COM

               ADC NAMES RICHARD ROSCITT AS CHAIRMAN AND CEO; AND
                         LYNN DAVIS AS PRESIDENT AND COO

MINNEAPOLIS -- JANUARY 29, 2001 -- ADC (Nasdaq: ADCT, www.adc.com) today announced that its board of directors has selected Richard (Rick) R. Roscitt, formerly president of AT&T Business Services, as ADC's chairman and chief executive officer. Roscitt will succeed William J. Cadogan, ADC's current chairman, president and CEO, who previously announced in May 2000 his plans to retire from ADC. In addition, ADC announced that Lynn Davis, current president of ADC's Broadband Connectivity Group, will become ADC's president and chief operating officer, a newly created position.

Roscitt will assume the position of CEO on February 15, 2001, and chairman of ADC's board of directors on February 27, 2001, following ADC's annual shareholder meeting.

While at AT&T, Roscitt, 49, grew AT&T Solutions from a team of 12 people in 1995 to a $4 billion business employing 9,000 people in less than four years. Since 1999, he has been president of AT&T Business Services, a $30 billion business unit, leading its efforts to service the communication needs of the business market through AT&T Solutions, AT&T Data and Internet Services, AT&T Global Network Services, and a global sales organization. The unit employs 27,000 people worldwide.

"Rick Roscitt has a remarkable sense of how to lead organizations to the next level, something he did well at AT&T," said Cadogan. "He has a firm grasp of what it takes to run an increasingly global business and has an impressive vision of how broadband networks will shape communications in the years to come. Rick's industry experience, technical skills


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and proven leadership will provide ADC with the right mix of vision, leadership and performance to reach its goals."

"The potential of ADC is simply unmatched among broadband equipment providers, and I'm thrilled to join such an outstanding company," said Roscitt. "Under Bill Cadogan's leadership, ADC has positioned itself well to take advantage of unprecedented growth opportunities in the telecom market. The company has also established a remarkable reputation for anticipating and meeting its customers' needs and achieving high-performance results. I look forward to working with ADC's committed group of 22,000 employees worldwide to help make ADC a preeminent global leader in the broadband communications industry."

"I am also pleased to name Lynn Davis to the newly created position of president and COO," added Roscitt. "This new position is appropriate for a company of ADC's stature and growth plans and will play an integral role in meeting our objectives. I am happy that I am able to work with such a seasoned and strong leader."

Davis, 53, is senior vice president of ADC and president of ADC's Broadband Connectivity Group since 1991 and will assume his new role on February 15, 2001. The Broadband Connectivity Group is ADC's largest and most profitable business segment. During this time, Davis grew this group from $195 million in revenue in 1991 to $1.8 billion in 2000 and expanded its presence worldwide to more than 100 countries.

"Over the last few years, ADC has built the right foundation for long-term global success, one that values customer satisfaction, product and service innovation, and quality," said Davis. "I look forward to working with Rick to further strengthen ADC's vision for broadband communications. I am also confident that we, with the help of ADC's highly talented employees worldwide, can create powerful synergies to grow significantly ADC's business and build shareowner value."

In order to facilitate a smooth and thorough transition, Cadogan will serve as an advisor to ADC through the end of the year.

CONFERENCE CALL

ADC will discuss its selection of Roscitt and Davis on a conference call scheduled today, January 29, at 8:30 a.m. Eastern time. The conference call can accessed by domestic


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callers at (800) 399-7506 and by international callers at (706) 634-2489. The replay of the call can be accessed through February 5, 2001, by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291. The replay PIN is 206969.

BACKGROUND ON RICK ROSCITT

Roscitt, 49, was the president of AT&T Business Services, and led AT&T's efforts to service the communication needs of the business market through AT&T Solutions, AT&T Data and Internet Services, AT&T Global Network Services, and the global sales organization. Prior to this position, he was president and CEO of AT&T Solutions, the company's global networking solutions and professional services business. Roscitt oversaw the development and launch of AT&T Solutions' premiere Global Client Support Center - a state-of-the-art facility that has redefined networking management and the outsourcing business. Roscitt was a 28-year veteran of AT&T. He holds a B.E. from Stevens Institute of Technology and an MBA from the Sloan School of Management at Massachusetts Institute of Technology.

BACKGROUND ON LYNN DAVIS

Davis, 53, is senior vice president of ADC and president of ADC's Broadband Connectivity Group. He has led this group from $195 million in revenue in 1991 to $1.8 billion in 2000. Davis joined ADC's sales organization in 1973 and has held a variety of positions of increasing responsibility, including Director of International Operations and Director of Domestic Sales; General Manager, Telecom and Electronic Divisions; and Vice President of Manufacturing. Davis holds a B.S. in Electrical Engineering from Iowa State University and an MBA from the University of Minnesota.

ABOUT ADC
ADC is The Broadband Company(TM). ADC's fiber optics, network equipment, software and integration services make broadband communications a reality worldwide by enabling communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses. ADC (Nasdaq: ADCT) has annual sales of over $3.2 billion and employs approximately 22,000 people worldwide. ADC's stock is included in the Standard & Poor's 500 Index and the Nasdaq-100 Index. Learn more about ADC Telecommunications, Inc. at www.adc.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Any forward looking statements contained herein reflect management's current expectations or beliefs and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks


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and uncertainties, including, but not limited to, demand for ADC's products or services, availability of materials to make products, changing market conditions either within ADC's industry or generally within the economy, new competition and technologies, increased costs associated with protecting intellectual property rights, fluctuations in ADC's operating results, pressures on the pricing of the products or services ADC offers, and other risks and uncertainties, including those identified in Exhibit 99-a to ADC's Report on Form 10-K for the fiscal year ended October 31, 2000.